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                                                                  EXHIBIT 10-33


                          RETIREMENT BENEFIT AGREEMENT


AGREEMENT DATED AS OF 6th March, 1998 between General Dynamics Corporation, a Delaware corporation ("the Corporation"), and Michael J. Mancuso ("the Executive").

WHEREAS, the Executive has accrued retirement benefits under the General Dynamics Retirement Plan for Salaried Employees (the "Retirement Plan") and to the extent the accrued benefits under the Retirement Plan are limited by
Section 415, 401 (a)(4) or 401 (a)(17) of the Internal Revenue Code (or similar provisions), any benefit that would have been provided by the benefit formula of the Retirement Plan in excess of those limitations will be provided under a nonqualified plan (Supplemental Retirement Plan). The Retirement Plan and the Supplemental Retirement Plan are hereinafter collectively referred to as the "Retirement Program."

WHEREAS, this Agreement provides for certain additional retirement benefits to be paid following the Executive's termination of employment or retirement.

NOW, THEREFORE, in consideration for the Executive's future services to be rendered to the Corporation by the Executive, the Corporation and the Executive agree as follows:

1.       MEMBERSHIP IN GENERAL DYNAMICS RETIREMENT PLAN.

         The Executive will maintain his membership in the General Dynamics Retirement Program, a copy of which has been furnished to him.

2.       RETIREMENT PROGRAM BENEFIT.

         Upon the Executive's retirement from the Corporation, the Executive shall be entitled to such annual retirement benefits, if any, as of the date of the Executive's termination of employment with the Corporation, based upon the terms of the Retirement Program. Payment of these benefits shall commence at such time and in the form the Executive elects pursuant to the terms of the Retirement Plan.

3.       AMOUNT OF SUPPLEMENTAL RETIREMENT BENEFIT.

         Upon termination of the Executive's employment with the Corporation under the conditions specified in Sections 4 and 5 below, the Executive's Supplemental Retirement Benefit shall equal an annual payment of One-Hundred Thousand Dollars and no cents ($100,000.00) times the Executive's "Vested Percentage". The Supplemental Benefit Amount shall be paid monthly and shall be in addition to any amount that may be payable under the Retirement Program. The Supplemental Retirement Benefit shall be equal to a single-life annuity form of payment and shall be adjusted in accordance with the election of any optional form of payment which the Executive may elect under the Retirement Program.

         Payment of Supplemental Retirement Benefits shall commence to the Executive on the first day of the month following his attainment of age fifty-seven (57) or following his date of termination of employment or retirement, if later.

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4.       ELIGIBILITY FOR SUPPLEMENTAL RETIREMENT BENEFITS.

         If the Executive voluntarily terminates employment with the Corporation prior to October 1, 1999, no Supplemental Retirement Benefit shall be payable under the terms of this Retirement Benefit Agreement. This restriction shall not apply to any retirement benefits that may be payable under the Retirement Program. Subject to the restrictions enumerated in Section 5 below, if the Executive terminates employment on or after October 1, 1999, he shall receive a "Vested Percentage" of his Supplemental Retirement Benefit equal to twenty percent (20%), plus an additional twenty percent (20%) for each year of employment completed after September 30, 1999, until October 1, 2003, when the Executive's Vested Percentage shall equal one-hundred percent (100%). The Executive shall not receive credit for a partial year of employment towards his Vested Percentage.

         Alternatively, if the Executive shall terminate his employment with the Corporation other than Termination for Cause at anytime after signing this Agreement under either of the conditions specified in paragraphs (a) or (b) below, the Executive shall be deemed to have a "Vested Percentage" equal to one-hundred percent (100%) and shall be entitled to the Supplemental Retirement Benefit specified in Section 3 above.

         (a) In the event of the Executive's illness or disability such that he is unable, in the sole opinion of the Compensation Committee, to adequately perform the tasks of his position; or

         (b) If the Corporation shall substantially downgrade the Executive's responsibilities or if the Corporation shall involuntarily terminate his employment other than Termination for Cause as defined below.

5.       REDUCTIONS AND FORFEITURES OF PAYMENT.

         Notwithstanding anything in this Agreement to the contrary:

         (a) Termination for Cause: No Supplemental Retirement Benefit shall be paid in any amount hereunder (and any Supplemental Retirement Benefit currently being paid to the Executive shall be permanently forfeited) if, in the sole opinion of the Compensation Committee, the Executive is discharged for causing harm to the Corporation ("Termination for Cause"), including, but not limited to: (1) an act or acts of personal dishonesty, (ii) conviction of a felony related to the Corporation, (iii) material violation of General Dynamics' standards of business ethics and conduct, or (iv) individually filing, assisting or participating in a lawsuit against the Corporation or it's officers in their official capacity.

         (b) Re-employment: The Executive specifically agrees that this Supplemental Retirement Benefit is for his enjoyment in retirement. Therefore, if the Executive's employment with the Corporation terminates other than Termination for Cause prior to October 1, 2003, and the Executive is subsequently employed at anytime by any other employer either as an employee or an independent contractor (other than as a director on the board of directors for a charitable organization) without prior Compensation Committee approval, which approval shall not be unreasonably withheld, the Executive's Vested Percentage shall be deemed to be zero percent (0.0%) and he shall not receive any Supplemental Retirement Benefit at all (and such benefit shall be permanently discontinued if the Executive is in pay status). If Executive's employment with the Corporation terminates other than Termination for Cause on or after October 1, 2003, and the Executive is subsequently employed at anytime by any other employer as either an employee or an independent contractor (other than as a director on the board of directors for a charitable organization)


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                 without prior Compensation Committee approval, which approval shall not be unreasonably withheld, the Executive's "Vested Percentage" shall be deemed to be fifty percent (50%) and his Supplemental Retirement Benefit shall be computed with such Vested Percentage and no greater (and such benefit shall be permanently reduced to reflect this Vested Percentage if the Executive is in pay status at the time of his re-employment without consent). For purposes of this Section 5(b) "reemployment" means employment, including as a member of the board of directors, with an organization otherwise unaffiliated with the Corporation.

6.       ALTERNATE FORM OF BENEFIT.

         The Executive shall have the option, on written notice transmitted to the Corporation at least 30 days prior to the date on which payment of his benefit would otherwise commence hereunder, to elect to receive the retirement benefit described herein payable in an alternate form as provided by the Retirement Plan or, in the Corporation's discretion, in another form of actuarial equivalent value. The applicable single-life annual benefit shall then be converted to the alternate form elected by the application of the actuarial factors used for converting benefits under the Retirement Plan at the time the Executive's retirement benefit is to commence.

7.       SURVIVOR BENEFIT IN CASE OF DEATH PRIOR TO COMMENCEMENT OF BENEFITS.

         If the Executive dies after the date of this Agreement but prior to commencement of benefits, and at the time of his death he would have been entitled to a Supplemental Retirement Benefit under this Agreement in the event of his involuntary termination (other than Termination for Cause), then his spouse shall be entitled to receive a "Pre-Retirement Surviving Spouse Annuity" as provided in the Retirement Plan (currently defined as a 50% Contingent Annuity) for her life. The amount of the Pre-Retirement Surviving Spouse Annuity payable under this Agreement shall equal the amount that would have been paid to the Executive under this Agreement as a single-life annuity, assuming he was involuntarily terminated (other than Termination for Cause) immediately prior to his date of death, reduced by the Retirement Plan's actuarial adjustments necessary to express the single-life annuity as a 50% contingent annuity option. Payment of this benefit shall commence on the date the Supplemental Retirement would have commenced to the Executive if he had involuntarily terminated (other than Termination for Cause) immediately prior to his death.

8.       PAYMENT.

         All annual retirement benefits for the life of the Executive (or alternate form of benefit) or other amounts payable as provided in this Agreement shall be paid as provided in the Executive's benefit election under the Retirement Plan. Any retirement benefits to which the Executive is entitled under this Agreement shall be paid directly by the Corporation to the extent they are not paid under the Retirement Plan. The Corporation may, in its sole discretion, accelerate the payment of benefits under this Agreement in the form of an actuarial equivalent value mutually agreeable to the parties.

9.       NO ASSIGNMENT.

         No benefit under this Agreement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void, and no such benefit shall in any manner be liable for or subject to the debts, liabilities, engagements or torts of the person entitled to such benefit, except as specifically provided in the Retirement Program.



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10.      PAYMENT FROM GENERAL ASSETS.

         Unless otherwise determined by the Corporation, the Supplemental Retirement Benefit will be payable by the Corporation from its general assets. The Corporation shall not be obliged to acquire, designate or set aside any specific assets for payment of the Supplemental Retirement Benefit. Further, the Executive shall have no claim whatsoever to any specific assets or group of assets of the Corporation.

         The Corporation may, in its discretion, designate that the Supplemental Retirement Benefit shall be satisfied from the assets of a trust, fund, or other segregated group of assets. But, should these assets prove to be insufficient to satisfy payment of the Supplemental Retirement Benefit described above, the Corporation shall remain liable for their payment unless otherwise agreed to by the parties of this Agreement.

11.      TAXATION.

         The Executive and the Corporation agree that all payments hereunder shall be treated as "wages" for federal and state income tax and employment tax purposes at such time and in such manner as shall be prescribed by law. Each party to this Agreement shall be responsible for the payment of any such taxes as shall be legally required of such party.

12.      This Agreement shall be governed by the laws of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed on behalf of its Chairman and Chief Executive Officer by the Corporate Vice President - Human Resources and Administration and its corporate seal to be hereunto affixed and attested to by the Secretary of the Corporation, and the Executive has executed this Agreement as of the date first above written.


ATTEST:                             GENERAL DYNAMICS CORPORATION




/s/ PAUL A. HESSE                    By: /s/ W. P. WYLIE
------------------------------          -------------------------------------
Secretary                               W. P. Wylie
                                        Corporate Vice President - Human
                                        Resources and Administration




/s/ HENRY C. EICKELBERG                 /s/ MICHAEL J. MANCUSO
------------------------------          -------------------------------------
Witness                                 Michael J. Mancuso





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